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                                                                    EXHIBIT 11.1

                           MOTORVAC TECHNOLOGIES,INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                               FOR THE YEARS ENDED
                         DEC. 31, 1997 AND DEC. 30, 1996

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
                                                                                                     YEAR ENDED
                                                                                            ---------------------------
                                                                                              DEC 31           DEC 31
                                                                                               1997             1996
                                                                                            ----------       ----------
Net Income (Loss)                                                                              311,808       (1,281,090)
                                                                                            ==========       ==========

Weighted Average Outstanding Common Shares:
Common Stock Outstanding, December 31, 1997, December 31, 1996                               4,514,918          948,000

        Conversion of Series A Preferred Stock                                                                  966,247
        Conversion of Series B Preferred Stock                                                                  570,150
        Common Shares Issued in Initial Public Offering                                                       1,100,000
                     Weighting of Initial Public Offering                                                       756,438
        Conversion of $4,410,300 of Notes Payable to Related Party                                              820,521
        Common Stock issued in Overallotment on June 15, 1996                                                   110,000
                        Weighting of overallotment option                                                        79,489
                                                                                            ----------       ----------
                                                                                             4,514,918        4,140,845

               Incremental shares, assuming exercise of options grants
               outstanding at Dec. 31, 1997 and Dec. 31, 1996
               (eliminated if dilutive to EPS)                                                       0                0

Weighted Average Outstanding Common Shares                                                   4,514,918        4,140,845
                                                                                            ==========       ==========

Net Income (Loss) per Share                                                                 $     0.07       ($    0.31)
                                                                                            ==========       ==========
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